Execution

AMENDMENT NO. 17

AMENDMENT NO. 17 dated as of September 27, 2019 to the CREDIT AGREEMENT dated as of October 6, 2008 (as amended from time to time, the "Agreement"), among the Borrowers listed from time to time on Schedule I thereto, as it may be amended from time to time, the Lenders party thereto and JPMORGAN CHASE BANK, N.A., as Administrative Agent.

W I T N E S S E T H:

WHEREAS, the Borrowers have requested the extension of the term of the line of credit under, and make certain other amendments to, the Agreement;

WHEREAS, the Lenders, the Administrative Agent and the Trusts are agreeable to such request;

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements contained herein it is hereby agreed as follows:

1. Definitions. All terms defined in the Agreement shall be used herein as defined in the Agreement unless otherwise defined herein or the context otherwise requires.

2. Amendments.

(a)	Schedule I to the Agreement is hereby deleted in its entirety and replaced with the Schedule I attached hereto.

(b)	The definition of "Federal Funds Effective Rate" contained in Section 1 of the Agreement is hereby deleted in its entirety and replaced with the following:

""Federal Funds Effective Rate" means, for any day, the rate calculated by the NYFRB based on such day's federal funds transactions by depositary institutions, as determined in such manner as the NYFRB shall set forth on its public website from time to time, and published on the next succeeding Business Day by the NYFRB as the effective federal funds rate; provided that if the Federal Funds Effective Rate as so determined would be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement."

(c)	The definition of "Federal Funds Rate" contained in Section 1 of the Agreement is hereby deleted in its entirety and replaced with the following:

""Federal Funds Rate" means for any day, a rate per annum equal to the higher of (a) the NYFRB Rate in effect on such day and (b) the Adjusted LIBO Rate for a one month Interest Period on such day (or if such day is not a Business Day, the immediately preceding Business Day); provided that if the Federal Funds Rate as so determined would be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement. Any change in the Federal Funds Rate due to a change in the NYFRB Rate or the Adjusted LIBO Rate shall be effective from and including the date of such change in the NYFRB Rate or the Adjusted LIBO Rate, respectively."

(d)	The definition of "LIBO Rate" contained in Section 1 of the Agreement is hereby deleted in its entirety and replaced with the following :

""LIBO Rate" means, with respect to any Eurodollar Borrowing for any Interest Period, the London interbank offered rate as administered by ICE Benchmark Administration (or any other person that takes over the administration of such rate for U.S. Dollars for a period equal in length to such Interest Period as displayed on such day and time on pages LIBOR01 or LIBOR02 of the Reuter Screen that displays such rates (or, in the event such rate does not appear on a Reuters page or screen, on any successor or substitute page on such screen that displays such rate, or on the appropriate page of such other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion) at approximately 11:00 a.m. London time (or as soon thereafter as practicable) two (2) Business Days prior to the first day of such Interest Period; provided that if the LIBO Rate as so determined would be less than zero, such rate shall be deemed to zero for the purposes of this Agreement."

(e)	Section 1 of the Agreement is hereby amended to add the following definitions in alphabetical order:

"NYFRB" means the Federal Reserve Bank of New York.

"NYFRB Rate" means, for any day, the greater of (a) the Federal Funds Effective Rate in effect on such day and (b) the Overnight Bank Funding Rate in effect on such day (or for any day that is not a Business Day, for the immediately preceding Business Day); provided that if none of such rates are published for any day that is a Business Day, the term "NYFRB Rate" means the rate for a federal funds transaction quoted at 11:00 a.m. on such day received to Administrative Agent from a Federal funds broker of recognized standing selected by it; provided, further, that if any of the aforesaid rates shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

"Overnight Bank Funding Rate" means, for any day, the rate comprised of both overnight federal funds and overnight Eurodollar Borrowings by U.S. managed banking offices of depository institutions, as such composite rate shall be determined by the NYFRB as set forth on its public website from time to time, and published on the next succeeding Business Day by the NYFRB as an overnight bank funding rate.

(f)	The definition of "Termination Date" contained in Section 1 of the Agreement is amended and restated to read as follows:

""Termination Date": September 28, 2020, or such earlier date on which the Commitments shall terminate as provided herein."

3. Representations and Warranties. Each Borrower represents and warrants that:

(a) no Default or Event of Default has occurred and is continuing; and

(b) the representations and warranties made by such Borrower in Section 3 of the Agreement are true and correct on and as of the date hereof with the same force and effect as if made on and as of such date (or, if any such representation or warranty is expressly stated to have been made as of a specific date, as of such specific date).

4. Effect of Amendment. On and after the date this Amendment becomes effective in accordance with Section 5 hereof, each reference in the Agreement to "this Agreement," "hereunder," "hereof," or words of like import referring to the Agreement, and each reference in the Notes referring to "the Agreement," "thereunder," "thereof," or words of like import shall mean the Agreement as amended by this Amendment. The Agreement, as amended by this Amendment, is and shall continue to be in full force and effect and is hereby ratified and confirmed in all respects.

5. Interest Rates; LIBOR Notification. The interest rate on Eurodollar Borrowings is determined by reference to the LIBO Rate, which is derived from the London interbank offered rate ("LIBOR"). LIBOR is intended to represent the rate at which contributing banks may obtain short-term borrowings from each other in the London interbank market. In July 2017, the U.K. Financial Conduct Authority announced that, after the end of 2021, it would no longer persuade or compel contributing banks to make rate submissions to the ICE Benchmark Administration (together with any successor to the ICE Benchmark Administrator, the "IBA") for purposes of the IBA setting LIBOR. As a result, it is possible that commencing in 2022, LIBOR may no longer be available or deemed an appropriate reference rate upon which to determine the interest rate on Eurodollar Loans. In light of this eventuality, public and private sector industry initiatives are currently underway to identify new or alternative reference rates to be used in place of LIBOR. In the event LIBOR is no longer available (or in certain other circumstances), the Federal Funds Rate shall be determined without reference to clause (b) of the definition thereof.

6. Miscellaneous.

(a) This Amendment shall be effective (as of the date hereof) on the date when: (i) counterparts of this Amendment shall have been executed by the Borrowers, the Lenders and the Administrative Agent, and (ii) the beneficial ownership certificate in form and substance satisfactory to Lender (the "Beneficial Ownership Certificate") shall have been delivered to the Administrative Agent.

(b) This Amendment (i) may be executed in one or more counterparts by the parties hereto, delivery of which by telecopy or emailed pdf. and shall be effective as delivery of a manually executed counterpart of this Amendment; (ii) shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, and (iii) shall be governed by, and construed and interpreted in accordance with, the laws of the State of New York.

IN WITNESS WHEREOF, each of the parties hereto has caused a counterpart of this Amendment to be duly executed and delivered as of the date first above written.

Remainder of the Page Left Intentionally Blank

Signature Page to Follow

JPMORGAN CHASE BANK, N.A.,
as Administrative Agent and a Lender

By:	/s/ Edward Cam
Name:	Edward Cam
Title:	Vice President

SCHRODER SERIES TRUST
Schroder Total Return Fixed Income Fund
Schroder Long Duration Investment Grade Bond Fund
Schroder Short Duration Bond Fund
Schroder Emerging Markets Small Cap Fund
Schroder Core Bond Fund

SCHRODER GLOBAL SERIES TRUST
Schroder North American Equity Fund

By:	/s/ Dianne Descoteaux
Name:	Dianne Descoteaux
Title:	VP & SECRETARY

Schedule I to Amendment No. 17

SCHEDULE I

BORROWERS ALLOCATION	% PRO-RATA
Schroder Total Return Fixed Income Fund	3.59%
Schroder North American Equity Fund	79.03%
Schroder Long Duration Investment-Grade Bond Fund	1.41%
Schroder Emerging Markets Small Cap Fund	0.18%
Schroder Short Duration Bond Fund	4.02%
Schroder Core Bond Fund	11.77%